Exhibit 23.3

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

June 26, 2017

Baidu, Inc.

Baidu Campus

No. 10 Shangdi 10th Street

Haidian District, Beijing 100085

People’s Republic of China

Ladies and Gentlemen,

We consent to the references to our firm in the sections titled “Enforceability of Civil Liabilities” and “Legal Matters” in Baidu, Inc.’s registration statement on Form F-3, which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of June 2017, and all amendments or supplements thereto (the “Registration Statement”).

Yours faithfully,

/s/ Han Kun Law Offices
Han Kun Law Offices